FORM 52-109F2

CERTIFICATION OF INTERIM FILINGS

I, Colin Sutherland, the Chief Financial Officer of Gammon Lake Resources Inc., certify that:

1.  I have reviewed the interim filings (as this term is defined in Multilateral Instrument 52-109 Certification of Disclosure in Issuers' Annual and Interim Filings) of Gammon Lake Resources Inc. (the issuer) for the interim period ending March 31, 2006;

2.  Based on my knowledge, the interim filings do not contain any untrue statement of a material fact or omit to state a material fact required to be stated or that is necessary to make a statement not misleading in light of the circumstances under which it was made, with respect to the period covered by the interim filings;

3.  Based on my knowledge, the interim financial statements together with the other financial information included in the interim filings fairly present in all material respects the financial condition, results of operations and cash flows of the issuer, as of the date and for the periods presented in the interim filings;

4.  I am responsible for establishing and maintaining disclosure controls and procedures and internal control over financial reporting for the issuer, and I have:

(a) designed those disclosure controls and procedures, or cause them to be designed under my supervision, to provide reasonable assurances regarding that material information relating to the issuer, including its consolidated subsidiaries, is made known to me by others within those entities, particularly during the period in which the interim filings are being prepared; and

(b) evaluated the effectiveness of the issuer's disclosure controls and procedures as of the end of the period covered by the interim filings and have caused the issuer to disclose in the interim MD&A our conclusions about the effectiveness of the disclosure controls and procedures as of the end of the period covered by the interim filings based on such evaluation.

May 12, 2006

Sgd. "Colin P. Sutherland"
Colin P. Sutherland